Exhibit 99.1

For more information, please contact:

Kendra A. Borrego

Chief Financial Officer

IMPAC Medical Systems

(650) 623-8800

ir@impac.com

IMPAC Medical Systems Announces

Filing of Restated Annual Financial Statements

MOUNTAIN VIEW, CA, October 29, 2004 – IMPAC Medical Systems, Inc. (NASDAQ:IMPCE) announced today that it has filed a Form 10-K/A for the fiscal year September 30, 2003 with the Securities and Exchange Commission. The amendment to the Company’s Form 10-K filed today was in connection with the Company’s previously announced intent to restate its financial results relating to a particular aspect of the Company’s application of Statement of Position (SOP) 97-2 “Software Revenue Recognition” with respect to the concept of constructive cancellation of undelivered elements in multiple element arrangements.

As a result of the restatement, some previously recognized revenues have been shifted to earlier or later quarters (resulting in a change to previously reported deferred revenue) and others have been reclassified to deferred revenue at September 30, 2003 and will be recognized in periods subsequent to fiscal 2003 in accordance with SOP 97-2. In addition, certain previously deferred revenues and related deferred costs have been recognized as revenue and expenses in the restatement period. The restatement also gives effect to the recognition of a deferred tax liability and a corresponding increase in goodwill associated with the acquisition of Intellidata, Inc. in April 2002.

As a result of the impact of changes in the timing of revenue recognition, net sales decreased by $555,000 and $1.5 million, respectively, in the fiscal years ended September 30, 2001 and 2002 and increased by $1.5 million in the fiscal year ended September 30, 2003, from the amounts reported in the Company’s Form 10-K/A filed April 16, 2004 with corresponding decreases or increases in deferred revenues. Net income decreased by $293,000 and $707,000, respectively, in the fiscal years ended September 30, 2001 and 2002 and increased by $937,000 in the fiscal year ended September 30, 2003, from the amounts reported in our Form 10-K/A filed April 16, 2004.

The restatement did not impact any customer receipts, and previously reported total cash flows from operations did not change. In addition, the review leading to the restatement produced no evidence indicating any fraudulent behavior or intent to mislead investors.

Nasdaq Appeal Status

As previously announced, the Company received a NASDAQ Staff Determination on August 24, 2004 indicating that its securities are subject to delisting from The NASDAQ National Market. The Company requested a hearing before a NASDAQ Listing Qualifications Panel to review the Staff Determination.

At a September 17, 2004 hearing, the Company requested an exception from the NASDAQ Listing Qualifications Panel for IMPAC’s common stock to continue to trade on The NASDAQ National Market. The requested exception would allow IMPAC to file its Form 10-Q for the quarter ended June 30, 2004 by December 3, 2004. IMPAC is awaiting a decision from the NASDAQ Listing Qualifications Panel regarding the Company’s request. There can be no assurance the Panel will grant the Company’s request for continued listing.

Expected Timing of Additional SEC Filings

The Company also announced that it currently expects to file its restated Forms 10-Q/A for the first and second quarters of fiscal 2004 and Form 10-Q for the third quarter of fiscal 2004 by December 3, 2004, once the Company’s new auditors have completed their review of the fiscal 2004 quarterly results.

About IMPAC Medical Systems Inc.

IMPAC Medical Systems, Inc. is a leading provider of oncology IT solutions that streamline both clinical and business operations to help improve the process of delivering quality patient care. With systems designed for anatomic pathology, medical oncology, radiation oncology, imaging, clinical laboratory, and cancer registry, IMPAC supports the entire team of healthcare professionals who contribute to the care of the cancer patient. Supporting more than 2500 installations worldwide, IMPAC provides practical solutions that deliver better overall communication, process efficiency and quality patient care. For more information about IMPAC products and services, please call +1-650-623-8800 or visit www.impac.com.

The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding the company’s expectations, beliefs, hopes, intentions or strategies regarding the future. Forward looking statements include statements regarding the company’s review of its revenue recognition policies and intent to restate its historical financial statements, possible delisting from the Nasdaq Stock Market, business strategy, timing of, and plans for, the introduction of new products and enhancements, future sales, market growth and direction, competition, market share, revenue growth, operating margins and profitability. All forward looking statements included in this document are based upon information available to the company as of the date hereof, and the company assumes no obligation to update any such forward looking statement. Actual results could differ materially from the company’s current expectations as a result of known and unknown risks and uncertainties. Factors that could cause or contribute to such differences include the company’s ability to expand outside the radiation oncology market or expand into international markets, lost sales or lower sales prices due to competitive pressures, ability to integrate its products successfully with related products and systems in the medical services industry, reliance on distributors and manufacturers of oncology equipment to market its products, and other factors and risks discussed in the company’s Form 10-K/A and other reports filed by the company from time to time with the Securities and Exchange Commission.

SUMMARY OF SECOND RESTATEMENT

The tables below provide a summary of the significant effects of the second restatement. The amounts under the headings “As Reported” reflect the Company’s originally reported results as amended by the first restatement in April 2004. The amounts under the headings “Restated” reflect the Company’s restated results after the second restatement in October 2004.

	Year Ended September 30,
	2000		2001		2002		2003
	As Reported	Restated	As Reported	Restated	As Reported	Restated	As Reported	Restated
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Net sales	$24,901	$24,947	$31,229	$30,674	$41,240	$39,784	$54,880	$56,408
Gross profit	17,557	17,539	21,728	21,081	29,008	27,413	37,274	38,492
Operating income	2,845	2,890	1,743	1,256	4,169	2,833	7,418	8,783
Net income	1,627	1,662	1,529	1,236	2,984	2,277	5,175	6,112
Net income (loss) available to common stockholders	1,119	1,154	98	(195)	(5,566)	(6,273)	2,946	3,883
Net income (loss) per common share:
Basic	$0.19	$0.20	$0.02	$(0.03)	$(0.92)	$(1.04)	$0.33	$0.43
Diluted	$0.18	$0.18	$0.02	$(0.03)	$(0.92)	$(1.04)	$0.30	$0.40

	As of September 30,
	2000		2001		2002		2003
	As Reported	Restated	As Reported	Restated	As Reported	Restated	As Reported	Restated
	(in thousands)
Consolidated Balance Sheet Data:
Prepaid expenses and other current assets	$1,838	$1,837	$2,353	$2,420	$4,316	$4,503	$4,667	$4,691
Deferred income taxes, net	2,528	2,518	3,606	3,790	4,962	5,202	7,471	7,283
Deferred revenue	7,266	7,241	11,519	12,057	18,043	20,037	27,079	27,552
Retained earnings (accumulated deficit)	6,352	6,387	6,450	6,192	866	(99)	3,812	3,784